Exhibit 99.1

MISTRAS Group Announces First Quarter 2019 Results

Affirms Full Year Guidance with Revenue of $765 - $785 Million, Adjusted EBITDA of $90 - $93 Million and Free Cash Flow of $42 - $45 Million
Highlights of the First Quarter 2019*

•	Results consistent with guidance outlook for the full year

•	Q1 gross profit up 2% to $48.9 million

•	Q1 gross margin expands 190 basis points to 27.6% from 25.7%; Services segment gross margin expands 280 basis points to 26.6% from 23.8%

•	Q1 cash flows from operating activities of $8.2 million, up 41% from first quarter 2018

*- All comparisons are consolidated and versus the equivalent prior year period.

MISTRAS Group, Inc. May 6, 2019

PRINCETON JUNCTION, N.J., May 6, 2019 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its first quarter ended March 31, 2019.

For the first quarter of 2019, consolidated revenues were $176.8 million compared with $187.6 million in the prior year period. Revenues are consistent with our expectations and reflective of the impact we anticipated from the previously disclosed non-renewal of a contract, effective April 1, 2019. For the quarter, consolidated gross profit was up approximately 2% over 2018 to $48.9 million, as the consolidated gross margin expanded by 190 basis points to 27.6% compared with 25.7% in the same quarter a year ago.

Chief Executive Officer Dennis Bertolotti stated, "Results in the first quarter are consistent with the expectations and embedded in our outlook for the full year. Gross margins were once again significantly improved from a year ago, due to both a better sales mix as well as ongoing efficiency and productivity enhancements. And, while adjusted EBITDA was down year-over-year, cash generation was strong, with a portion of the proceeds being used to pay down outstanding debt.

“With what we previously communicated was going to be a challenging quarter behind us, we are extremely excited about our outlook for the balance of the year. By investing in strengthening the MISTRAS NDT business, we continue to be recognized as an industry leader and increase our market share. This was once again confirmed when we were awarded several significant contracts here in the early part of 2019 amounting to $15 million of revenue on an annualized and incremental basis, across multiple customers, spanning several end market verticals and in various North American regions.

Activity at Onstream has also recently inflected, with a significant increase in activity in the United States, where we have been aggressively promoting them to our existing midstream relationships. Both Onstream and our robust acquisition funnel continue to enhance our MISTRAS digital solutions initiative, which we see as foundational to our long-term growth. There continues to be an active market in smaller acquisitions, many of which could strategically advance MISTRAS digital solutions. In addition, this quarter we generated strong operating cash flow, which has always been a strength.”

Performance by segment during the quarter was as follows:

Services segment first quarter revenues decreased by $5 million or 4%. While currently robust, turnaround activity in the first quarter ramped up significantly later than in the first quarter of a year ago; we also generated approximately $10 million on a contract that was vacated in last year’s second quarter. Services segment gross profit margins improved 280 basis points in the first quarter to 26.6% from 23.8% despite lower revenues as we improve the leverage in our operations.

International segment first quarter revenues decreased by $3 million or 9%, primarily due to unfavorable currency translation but also due to an acceleration in the timing of the termination of the German staff leasing contract. International segment gross profit margin was 29.5% in the first quarter, a 170 basis point improvement from 27.8% in the year ago quarter. Margins benefited from a more favorable product mix reflective of a decrease in the proportion of low margin staff leasing revenues in the quarter.

Products and Systems segment revenue decreased by $2.8 million or 45% in the first quarter of 2019 compared to the prior year. Both revenues and margins in the segment reflect the impact of the 2018 divestment of a product line.

The Company generated $8.2 million of cash flows from operating activities, an increase of nearly $2.4 million, or 41% from the first quarter of 2018. Free cash flow in the first quarter was $2.5 million compared to $0.5 million in the prior year period.

The Company’s net debt (total debt less cash and cash equivalents of $24.6 million) was $263.1 million at March 31, 2019, down from $265.1 million at December 31, 2018.

In the fourth quarter of 2018, the Company recorded a reserve of $0.7 million for a renewable energy industry customer of the Company’s Services Division, based in part on the available information about the financial difficulties of the customer.  This customer filed for a voluntary insolvency proceeding on April 9, 2019 at which time payments under the previously agreed to payment plan ceased. As a result, during the first quarter of 2019, the Company recorded an additional charge of $5.7 million to fully reserve the exposure related to this customer.  Separately, the Company also recorded an additional $0.5 million provision related to the estimated pension withdrawal liability that was initially recorded during the third quarter of 2018. We believe this matter is fully reserved for as of March 31, 2019.

Guidance for 2019
The Company is affirming its planning assumptions and guidance for 2019. The Company’s outlook remains as follows:
Total revenues are expected to be between $765 million to $785 million;
Adjusted EBITDA is expected to be between $90 million and $93 million;
Capital expenditures are expected to be up to $25 million; and
Free cash flow is expected to between $42 million to $45 million.

Conference Call
In connection with this release, MISTRAS will hold a conference call on May 7, 2019 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 8288676 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc.
MISTRAS offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

MISTRAS uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2019, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Net Income,", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	March 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$24,600	$25,544
Accounts receivable, net	138,505	148,324
Inventories	13,571	13,053
Prepaid expenses and other current assets	21,029	15,870
Total current assets	197,705	202,791
Property, plant and equipment, net	93,916	93,895
Intangible assets, net	109,055	111,395
Goodwill	280,696	279,259
Deferred income taxes	2,861	1,930
Other assets	41,204	4,767
Total assets	$725,437	$694,037
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$13,275	$13,863
Accrued expenses and other current liabilities	79,641	73,895
Current portion of long-term debt	6,787	6,833
Current portion of finance lease obligations	3,764	3,922
Income taxes payable	3,911	1,958
Total current liabilities	107,378	100,471
Long-term debt, net of current portion	280,919	283,787
Obligations under finance leases, net of current portion	9,046	9,075
Deferred income taxes	24,571	23,148
Other long-term liabilities	34,427	6,482
Total liabilities	456,341	422,963
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,626,687 and 28,562,608 shares issued	286	285
Additional paid-in capital	227,790	226,616
Retained earnings	66,260	71,553
Accumulated other comprehensive loss	(25,426)	(27,557)
Total Mistras Group, Inc. stockholders’ equity	268,910	270,897
Non-controlling interests	186	177
Total equity	269,096	271,074
Total liabilities and equity	$725,437	$694,037

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of (Loss) Income
(in thousands, except per share data)

	Three months ended
	March 31, 2019	March 31, 2018

Revenue	$176,787	$187,630
Cost of revenue	122,417	133,787
Depreciation	5,496	5,698
Gross profit	48,874	48,145
Selling, general and administrative expenses	41,763	39,034
Bad debt provision for troubled customers, net of recoveries	5,491	—
Pension withdrawal expense	534	—
Research and engineering	857	756
Depreciation and amortization	4,172	2,950
Acquisition-related expense (benefit), net	453	(994)
(Loss) income from operations	(4,396)	6,399
Interest expense	3,527	1,792
(Loss) income before (benefit) provision for income taxes	(7,923)	4,607
(Benefit) provision for income taxes	(2,637)	1,688
Net (loss) income	(5,286)	2,919
Less: net income attributable to non-controlling interests, net of taxes	7	12
Net (loss) income attributable to Mistras Group, Inc.	$(5,293)	$2,907
(Loss) earnings per common share:
Basic	$(0.19)	$0.10
Diluted	$(0.19)	$0.10
Weighted average common shares outstanding:
Basic	28,574	28,304
Diluted	28,574	29,362

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended
	March 31, 2019	March 31, 2018
Revenues
Services	$140,298	$145,595
International	35,162	38,456
Products and Systems	3,432	6,184
Corporate and eliminations	(2,105)	(2,605)
	$176,787	$187,630

	Three months ended
	March 31, 2019	March 31, 2018
Gross profit
Services	$37,365	$34,710
International	10,360	10,707
Products and Systems	1,239	2,890
Corporate and eliminations	(90)	(162)
	$48,874	$48,145

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) before Special Items (non-GAAP)
(in thousands)

	Three months ended
	March 31, 2019	March 31, 2018
Services:
Income from operations (GAAP)	$4,053	$12,275
Bad debt provision for troubled customers, net of recoveries	4,755	—
Pension withdrawal expense	534	—
Acquisition-related expense (benefit), net	305	(1,033)
Income before special items (non-GAAP)	9,647	11,242
International:
(Loss) income from operations (GAAP)	(215)	920
Reorganization and other costs	156	89
Bad debt provision for troubled customers, net of recoveries	736	—
Income before special items (non-GAAP)	677	1,009
Products and Systems:
(Loss) income from operations (GAAP)	(1,328)	273
Reorganization and other costs	—	—
(Loss) income before special items (non-GAAP)	(1,328)	273
Corporate and Eliminations:
Loss from operations (GAAP)	(6,906)	(7,069)
Reorganization and other costs	60	—
Acquisition-related expense, net	148	39
Loss before special items (non-GAAP)	(6,698)	(7,030)
Total Company:
(Loss) income from operations (GAAP)	$(4,396)	$6,399
Pension withdrawal expense	534	—
Bad debt provision for troubled customers, net of recoveries	5,491	—
Reorganization and other costs	216	89
Acquisition-related expense (benefit), net	453	(994)
Income before special items (non-GAAP)	$2,298	$5,494

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended
	March 31, 2019	March 31, 2018
Net cash provided by (used in):
Operating activities	$8,177	$5,818
Investing activities	(5,001)	(4,772)
Financing activities	(3,949)	4,261
Effect of exchange rate changes on cash	(171)	284
Net change in cash and cash equivalents	$(944)	$5,591

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended
	March 31, 2019	March 31, 2018
GAAP: Net cash provided by operating activities	$8,177	$5,818
Less:
Purchases of property, plant and equipment	(5,637)	(5,182)
Purchases of intangible assets	(88)	(165)
non-GAAP: Free cash flow	$2,452	$471

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net (Loss) Income to Adjusted EBITDA
(in thousands)

	Three months ended
	March 31, 2019	March 31, 2018

Net (loss) income	$(5,286)	$2,919
Less: net income attributable to non-controlling interests, net of taxes	7	12
Net (loss) income attributable to Mistras Group, Inc.	$(5,293)	$2,907
Interest expense	3,527	1,792
(Benefit) provision for income taxes	(2,637)	1,688
Depreciation and amortization	9,668	8,648
Share-based compensation expense	1,356	1,126
Acquisition-related expense (benefit), net	453	(994)
Reorganization and other related costs	216	89
Pension withdrawal expense	534	—
Bad debt provision for troubled customers, net of recoveries	5,491	—
Foreign exchange (gain) loss	(630)	51
Adjusted EBITDA	$12,685	$15,307

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net (Loss) Income (GAAP) and Diluted EPS (GAAP) to Net (Loss) Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(in thousands, except per share data)

	Three months ended March 31,
	2019	2018
Net (loss) income (GAAP)	$(5,293)	$2,907
Special items, net of tax	4,485	(570)
Net (loss) income Excluding Special Items (non-GAAP)	$(808)	$2,337

Diluted EPS (GAAP)	$(0.19)	$0.10
Special items, net of tax	0.16	(0.02)
Diluted EPS Excluding Special Items (non-GAAP)	$(0.03)	$0.08